Exhibit 99.2

THE SHARPER IMAGE®
650 Davis Street
San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

May 3, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS FOURTH QUARTER AND FISCAL 2004 ANNUAL

REVENUES AND EARNINGS

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported revenues and earnings for the fourth quarter and fiscal year ended January 31, 2005. The Company reported record revenues for the fourth quarter of $301.0 million and for the fiscal 2004 year of $760.0 million. The Company reported fully diluted earnings of $1.01 per share for the fourth quarter and $0.90 per share for its full fiscal year. As previously reported, the Company is restating its prior-period financial results to correct errors in its accounting for leases and to correct certain errors in accounts within accounts payable. These restatements have no impact on cash, revenues, or comparable store sales. The Company’s annual report on Form 10-K for the year ended January 31, 2005, will include the restated financial statements. The Company will file its Form 10-K today.

Fourth Quarter Highlights

For the quarter ended January 31, 2005, total Company revenues increased 8 percent to $301.0 million from last year’s $278.4 million; the fiscal 2003 fourth quarter ended January 31, 2004, increase was 29 percent. Total fiscal 2004 fourth quarter store sales increased nine percent to $187.2 million from $171.7 million in the prior year; the 2003 fourth quarter increase was 33 percent. Comparable store sales decreased six percent for the fourth quarter; the fiscal 2003 fourth quarter comparable store sales increase was 17 percent. Total catalog/direct marketing sales decreased seven percent to $45.3 million from last year’s $48.6 million. Internet sales for the fourth quarter increased 11 percent to $48.6 million from last year’s $43.6 million; the 2003 increase was 34 percent. Wholesale sales for the fourth quarter increased 71 percent to $10.8 million from last year’s $6.3 million. The fourth quarter net earnings were $16.4 million, or $1.01 per diluted share, compared with last year’s fourth quarter net earnings of $22.2 million or $1.37 per diluted share.

Fiscal Year Highlights

For the fiscal year ended January 31, 2005, total Company revenues increased 17 percent to $760.0 million from last year’s $647.5 million; the 2003 fiscal year ended January 31, 2004, revenues increase was 26 percent. Total store sales increased 15 percent to $434.7 million from $379.3 million in the prior year; the 2003 fiscal year total store sales increase was 29 percent. Comparable store sales decreased one percent in fiscal 2004; the fiscal 2003 comparable store sales increase was 15 percent. Total catalog/direct marketing sales increased one percent to $130.5 million from last year’s $128.7 million. Internet sales increased 22 percent to $116.3 million from last year’s $95.1 million; the 2003 fiscal year increase was 37 percent. Wholesale sales increased 116 percent to $58.4 million from last year’s $27.0 million. The fiscal year’s net earnings were $14.6 million, or $0.90 per diluted share, compared with last year’s net earnings of $23.1 million or $1.51 per diluted share.

Operational Discussion

“This past year was productive and successful in many respects, though it proved challenging as well,” said Richard Thalheimer, founder, chairman and chief executive officer. “At the end of fiscal 2004, our balance sheet continued to be strong with over $94 million in cash and short-term investments and no debt. We successfully opened 28 new stores, which was in line with our plan. Our net 26 new stores brought our total store number to 175 at fiscal year end. We expanded our inventory distribution capabilities by completing the build-out of our East Coast distribution center and adding capacity to our West Coast distribution center. Additionally, we substantially grew our wholesale business.

“We believe a few key factors negatively affected fiscal 2004 earnings,” continued Mr. Thalheimer. “A soft economy marked by the consumer’s lack of willingness to spend; some new product introductions that proved less popular than anticipated; higher professional fees including costs for compliance with new Sarbanes-Oxley requirements; congestion in West Coast ports, particularly in the fourth quarter, resulting in additional freight costs and caused a shortage of key holiday items during critical selling weeks. “As noted in our Form 10-K to be filed today, we repurchased 100,000 shares at an average price of $17.80 in our fiscal fourth quarter and through May 2, 2005, we repurchased an additional 610,000 shares at an average price of $15.21.”

“In Fiscal 2005, which we view as a transition year, the Company remains focused on controlling both the level and the growth of expenses in every part of our business. We are focused on strengthening our distinctive product selection and we are responding to an increasingly competitive landscape by redoubling our efforts to attract customers with unique and exclusive Sharper Image proprietary and branded products, including a line-up of products for iPod and other MP3 users. Our product development team has many high-potential products in design and ready for delivery beginning in the third quarter, ready to seize what we believe to be excellent market opportunities,” concluded Mr. Thalheimer.

Company restates prior years due to correction of lease accounting and an error within accounts payable

As disclosed in an April 8, 2005 press release, the Company, like many other retailers, corrected the way it accounts for its leases, specifically the accounting for “rent holidays.” Before this correction, the Company recognized the straight-line expense for leases beginning on the commencement date of the lease (generally the store’s opening date) this had the effect of excluding the stores’ construction period and pre-opening periods from the total time over which rent was recognized. The Company has corrected its accounting to include the construction and pre-opening periods in determining the straight-line rent and to capitalize rent expense during the construction period and amortize that capitalized rent over the lease period or the life of the leasehold improvement, whichever is shorter. The aggregate effect of this correction resulted in a decrease in retained earnings of approximately $100 thousand (on an after-tax basis) through January 31, 2002, and an increase to capitalized assets of approximately $2.5 million and deferred rent of approximately $2.7 million as of January 31, 2004.

In addition, as part of the Company’s self-assessment and self-testing of its internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, management identified an error in certain accounts within accounts payable, as reported in its previously issued financial statements. The error occurred in certain calculations and inventory valuation adjustments, resulting in an understatement of accounts payable and an overstatement of net income. The effect of this correction reduced net income (on an after-tax basis) by approximately $1.2 million for the first nine months of the fiscal year ended January 31, 2005; by approximately $2.1 million for fiscal year ended January 31, 2004; and by approximately $700 thousand for the fiscal year ended January 31, 2003. The Company’s retained earnings will be decreased by approximately $1.7 million (on an after-tax basis) for the aggregate effect of the correction through January 31, 2002.

Conference Call for 2004 fourth quarter and fiscal year earnings

Interested parties are invited to listen May 3, 2005, to a live conference call discussing fourth quarter and fiscal 2004’s earnings at 1:30 PM Pacific, 4:30 PM Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A replay of the conference call will be available starting at 7:30 PM Eastern time, May 3 to 12:00 Midnight, Eastern time, May 9, by dialing 800-642-1687 and entering code number 4523342. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 4523342.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 181 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 97 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.